Exhibit 10

Compensation of Named Executive Officers

Our executive officers are at-will employees.  We do not have a written employment contract with any of them.  We or the officer can terminate the employment relationship at any time, for any reason, with or without cause.  For 2011, we have set the following officers’ annual salaries and expect to contribute to their defined contribution profit sharing trust accounts, as follows:

		Estimated
		Profit Sharing
	2011	Trust Con-
	Salary	tribution{1}

Thomas J Fitzmyers	$346,117	$24,500
President and Chief Executive Officer

Barclay Simpson	150,000	15,000
Chairman of the Board

Phillip Terry Kingsfather	297,000	24,500
President and Chief Executive Officer of Simpson Strong-Tie Company Inc.

Michael J. Herbert	283,089	24,500
Vice President

Karen W. Colonias	283,089	24,500
Chief Financial Officer, Treasurer and Secretary

Jeffrey E. Mackenzie	164,800	16,480
Vice President

{1}      If we employ the officer on December 31, 2011, or if he or she is age sixty or older, we will (in 2012) contribute to his or her profit sharing trust account 10% of his or her salary, with a contribution limit of $24,500 for 2011, plus a pro rata share of forfeitures by other participants. The estimates in this table assume that no forfeitures will occur.

The 2011 salaries represent a 3% increase for each of Thomas J Fitzmyers and Jeffrey E. Mackenzie and an 8% increase for each of Phillip Terry Kingsfather, Michael J. Herbert and Karen W. Colonias from their 2010 salaries. The 2011 salary for Barclay Simpson is the same as 2010.

Those officers participate in our Executive Officer Cash Profit Sharing Plan, which is designed to reward them with quarterly cash bonuses based on operating profit for Simpson Strong-Tie Company Inc. less a return on assets, as established by our Board of Directors.  For this purpose, we generally define operating profit as:

Income from operations of Simpson Strong-Tie Company Inc.

Plus:	Stock compensation charges
Certain incentive compensation and commissions
Salaried pension contributions
Self-insured workers’ compensation costs

Equals:	Operating profit

Once we determine the operating profit, we subtract qualifying levels based on a specified return on assets (also as established by our Board of Directors) to determine the pool of profit available to our participating employees.  We generally determine the return on assets as follows:

Average assets of Simpson Strong-Tie Company Inc., net of specified liabilities, for the 3 months ended on the last day of the month prior to the end of the quarter

Less:	Cash
Real estate
Acquired assets (excluding cash, real estate, goodwill and indefinite lived intangible assets) based on tiered phase-in schedule
Goodwill and indefinite lived intangible assets
Self-Insured workers’ compensation reserves

Multiplied by:	Specified return percentage for Simpson Strong-Tie Company Inc.

Equals:	Qualifying level

Based on our operating profit for each of the 4 quarters of 2011, our officers may receive payouts after our quarterly earnings are announced to the public. Whether or not we pay amounts in any quarter under the Executive Officer Cash Profit Sharing Plan does not affect our officers’ ability to earn amounts in any other quarter. If the operating profit is lower or higher than the targeted operating profit, the payouts will be correspondingly lower or higher, but we generally do not make any payment when the operating profit for the quarter is less than the qualifying level for the quarter.

For the full year 2011, the annual operating profit goals, qualifying levels and targeted payouts for each of the following executive officers are as follows:

	Operating	Qualifying	Targeted
	Profit Goal	Level	Payout{1}

Thomas J Fitzmyers	$93,979,000	$57,353,000	$933,000

Barclay Simpson	93,979,000	57,353,000	268,000

Phillip Terry Kingsfather	93,979,000	57,353,000	408,000

Michael J. Herbert	93,979,000	57,353,000	383,000

Karen W. Colonias	93,979,000	57,353,000	383,000

Jeffrey E. Mackenzie	93,979,000	57,353,000	178,000

{1}      Amounts expected to be paid for the full year of 2011 if operating profit goals established at the beginning of the year are met and qualifying levels are as projected at the beginning of the year.

We use these parameters only to provide incentive to our officers and employees who participate in our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

Each of our officers participates in our 1994 Stock Option Plan.  Whether we grant stock options under our 1994 Stock Option Plan each year depends on whether we meet the applicable operating profit goal for the preceding year.  If we do not achieve the applicable operating profit goal for a year, we do not grant stock options to the affected officers for that year.  If we achieve our operating profit goals for 2011, computed as income from operations plus stock compensation charges, certain incentive compensation and commissions, salaried pension contributions and self-insured workers’ compensation costs, we anticipate granting stock options to the following executive officers for the following numbers of shares of our common stock:

	Operating	Option
	Profit Goal{1}	Grant

Thomas J Fitzmyers	$93,979,000	18,000 shares

Barclay Simpson	93,979,000	2,000 shares

Phillip Terry Kingsfather	93,979,000	56,000 shares

Michael J. Herbert	93,979,000	12,000 shares

Karen W. Colonias	93,979,000	22,000 shares

Jeffrey E. Mackenzie	93,979,000	40,000 shares

{1}      The Operating Profit Goal relates to Simpson Strong-Tie Company Inc.  We use these parameters only for the purposes stated above.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

On February 3, 2011, the Compensation and Leadership Development Committee of our Board of Directors approved the grant of additional stock options to Mr. Herbert if we exceed our budgeted goal for international sales in 2011 by 5% or more.  The additional stock options, if earned, will be for at least 2,975 shares, to increase ratably as the sales goal is exceeded from 5% to 10% and from 10% to 15%, to a maximum of 11,900 shares, as follows:

Option
Grant

105% of sales goal — 137,539,500{1}	2,975 shares
110% of sales goal — 144,089,000{1}	5,950 shares
115% of sales goal — 150,638,500{1}	11,900 shares

{1}      The sales goal relates to sales outside of North America.  We use these parameters only for the purposes stated above.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

In addition, on February 3, 2011, our Board of Directors adopted, subject to the approval of our stockholders at our 2011 annual meeting of stockholders, the Simpson Manufacturing Co., Inc. 2011 Incentive Plan (the “Incentive Plan”).  The Incentive Plan, if so approved, will replace our 1994 Stock Option Plan and will authorize the Compensation and Leadership Development Committee to grant stock options or awards of restricted stock or restricted stock units.  Grants under the Incentive Plan in 2012 will be contingent on meeting our 2011 operating profit goals and sales goals.  If the Compensation and Leadership Development Committee grants awards under the Incentive Plan in the form of restricted stock or restricted stock units, we anticipate that the number of shares subject to each such award would be substantially fewer than the number of shares that would be subject to an equivalent stock option.

We also pay allowances for travel costs.  Mr. Fitzmyers receives compensation for the cost to hire an airplane for travel between his home and our offices or for business travel.  We compute the cost of the use of airplanes using the Standard Industrial Fare Level tables in the applicable Internal Revenue Service Regulations. We estimate our cost for this allowance for 2011 will be approximately $620,000, although the amount of compensation to be recognized by Mr. Fitzmyers under the Internal Revenue Service regulations may be less, depending on the extent of the use of the airplane for business travel.

The Compensation and Leadership Development Committee renewed the housing allowance for Mr. Kingsfather for 1 additional year, through 2012. We estimate our cost for this allowance for 2011 will be approximately $130,000.

Compensation of Directors

We pay each of our directors whom we do not compensate as an officer or employee —

•                  an annual retainer of $40,000,

•                  a fee of $2,000 for attending a scheduled meeting of our Board of Directors, whether he or she attends in person or by telephone,

•                  a fee of $2,000 for attending a scheduled committee meeting held on a day when our Board of Directors does not meet, whether he or she attends in person or by telephone,

•                  a fee of $1,000 for attending a committee meeting on the same day as a scheduled meeting of our Board of Directors or another committee, whether he or she attends in person or by telephone, and

•                  a fee of half the normal meeting fee for attending an unscheduled Board of Directors or committee meeting held by telephone.

We pay the Lead Independent Director an additional annual fee of $10,000. We pay the Chair of the Audit Committee an additional annual fee of $8,000.  We pay the Chair of each of the Compensation and Leadership Development Committee, the Acquisition and Strategy Committee and the Governance and Nominating Committee an additional annual fee of $4,000.  We reimburse outside directors for expenses that they incur in attending Board of Directors and committee meetings and educational programs.  We pay each outside director $3,000 per day and reimburse his or her expenses when he or she visits our facilities to observe operations.

Each of our independent directors is eligible to receive stock options under our 1995 Independent Director Stock Option Plan for each year that we meet our annual operating profit goal.  The operating profit goal for stock option grants for our independent directors is the same as the operating profit goal for stock option grants to our Named Executive Officers. We grant each independent director an option to purchase 5,000 shares of our common stock for each year that we make our operating profit goal.  If the stockholders approve the Incentive Plan discussed above, the Incentive Plan will also replace our 1995 Independent Director Stock Option Plan and authorize awards to our independent directors of stock options, restricted stock or restricted stock units.